Exhibit 99

PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA www.ppg.com

News	Contact: Betsy Mallison Bialosky 412-434-3046 bialosky@ppg.com Investors: Vince Morales 412-434-3740 vmorales@ppg.com

PPG reports record third quarter sales, strong earnings

Coatings, specialty products, global operations continue to drive profitable growth

PITTSBURGH, Oct. 18, 2007 – PPG Industries (NYSE:PPG) today reported record sales for the third quarter of $2.8 billion, surpassing the prior year’s third quarter results by 13 percent. Third quarter net income was $191 million, or $1.15 per share, and was comprised of net income from continuing operations of $215 million, or $1.29 per share, and a loss from discontinued operations, net of tax, of $24 million, or 14 cents per share.

PPG reported in September 2007 the signing of agreements to sell its two automotive glass businesses and its fine chemicals business. Those transactions are expected to be completed in the fourth quarter 2007. Consequently, the results of operations for those businesses for the current and prior periods will be reported as discontinued operations in a separate component of PPG’s earnings in accordance with generally accepted accounting principles.

Reported net income from continuing operations includes aftertax charges of $4 million, or 3 cents per share, for costs related to the Barloworld Coatings Australia acquisition made during the third quarter and $3 million, or 2 cents per share, to reflect the net increase in the current value of the company’s obligation under its proposed asbestos settlement agreement reported in May 2002, which is subject to pending court proceedings. Adjusted net income from continuing operations was $222 million, or $1.34 per share, as detailed below. The reported loss from discontinued operations includes an initial non-cash, aftertax charge of $11 million, or 6 cents per share, related to the pending sale of the automotive glass businesses, and a $19 million, or 11 cents per share, aftertax charge related to the pending sale of the fine chemicals business.

PPG’s sales for the third quarter of 2006 were $2.5 billion. Third quarter net income was $90 million, or 54 cents per share, and was comprised of net income from continuing operations of $70 million, or 42 cents per share, and income from discontinued operations, net of tax, of $20 million, or 12 cents per share. Net income from continuing operations included aftertax charges of $106 million, or 64 cents per share, for legacy environmental remediation costs; $21 million, or 12 cents per share, for legal settlements and $4 million, or 2 cents per share, for the proposed asbestos settlement. Net income from continuing operations also included aftertax earnings of $7 million, or 4 cents per share, for an insurance recovery. Adjusted net income from continuing operations was $194 million, or $1.16 per share.

“Our continuing operations delivered double-digit sales growth and a 15 percent increase in adjusted earnings per share,” said Charles E. Bunch, PPG’s chairman and chief executive officer. “Achieving this strong financial performance despite a slowing North American economy is largely a result of the successful execution of our strategies over the past few years to rapidly grow the specialty businesses in our portfolio and expand our global presence.”

Bunch noted that both of PPG’s coatings segments and its Optical and Specialty Products segment all reached third quarter sales records, and all of PPG’s business segments improved earnings by at least 4 percent year over year.

“In addition,” Bunch said, “we’re accelerating the transformation of our business portfolio. We recently announced the pending acquisition of SigmaKalon and the divestiture of our automotive glass and fine chemicals businesses. These pending transactions will dramatically enhance our focus on coatings and optical and specialty products and significantly shift our geographic presence. When these deals are completed, more than 50 percent of our sales will be outside the United States and Canada.

“Looking ahead, we expect the North American economy to soften further,” Bunch continued. “But it should still provide slight growth. Equally important to PPG, the economies outside of North America will continue to provide consistent opportunities for solid growth. Our global businesses enable us to continue to focus on creating shareholder value and improving returns.”

Performance and Applied Coatings segment sales for the quarter increased $163 million, or 20 percent, as a result of increased sales from acquisitions, the positive impact of stronger foreign currencies, increased selling prices, and improved sales volumes. Segment earnings grew by $9 million, or 7 percent, due to higher selling prices, solid volume growth and the incremental impact of acquisitions. The earnings were partially offset by higher selling and general administrative (SGA) costs tied to growth initiatives.

Industrial Coatings segment sales for the quarter increased $90 million, or 11 percent, as a result of the positive impact of stronger foreign currencies and improved volumes. Segment earnings improved by $6 million due to higher sales volumes, but they were moderated by higher SGA costs for growth initiatives and inflation.

Optical and Specialty Materials segment sales for the quarter increased $27 million, or 12 percent, as a result of improved volumes, particularly in the optical products business, and the positive impact of stronger foreign currencies. Segment earnings were up $2 million due to the impact of higher sales volumes. Higher advertising expenses to support growth offset part of the sales increase.

Commodity Chemicals segment sales for the quarter increased $29 million, or 8 percent, due to improved volumes. Segment earnings improved by $12 million, primarily due to improved sales volumes and lower manufacturing and environmental costs, but were countered in part by the absence of a 2006 insurance recovery.

Glass segment sales increased $10 million, or 3 percent, due to improved volumes and the positive impact of stronger foreign currencies. Segment earnings improved by $3 million due primarily to improved sales volumes.

For the first nine months of 2007, sales were $8.3 billion. Net income was $634 million, or $3.82 per share, and was comprised of net income from continuing operations of $622 million, or $3.74 per share, and income from discontinued operations, net of tax, of $12 million, or 8 cents per share. Reported net income from continuing operations includes aftertax charges of $4 million, or 3 cents per share, for costs related to an acquisition made during the third quarter and $14 million, or 8 cents per share, for the proposed asbestos settlement. The reported income from discontinued operations includes $30 million, or 17 cents a share, for the aforementioned non-cash, aftertax third quarter charges relating to the pending sales of the fine chemicals business and automotive glass businesses.

For the first nine months of 2006, sales were $7.4 billion. Net income was $554 million, or $3.33 per share, and was comprised of net income from continuing operations of $503 million, or $3.02 per share, and income from discontinued operations, net of tax, of $51 million, or 31 cents per share. Net income from continuing operations included aftertax charges of $106 million, or 64 cents per share, for legacy environmental remediation costs; $26 million, or 15 cents per share, for legal settlements; $22 million, or 13 cents per share, for business restructuring; and $14 million, or 8 cents per share, for the proposed asbestos settlement. Net income from continuing operations also included aftertax earnings of $24 million, or 14 cents per share for insurance recoveries. Income from discontinued operations included an aftertax charge of $1 million, or 1 cent per share, for business restructuring.

About PPG

Pittsburgh-based PPG is a global supplier of paints, coatings, chemicals, optical products, specialty materials, glass and fiber glass. The company employs more than 34,000 people and has 125 manufacturing facilities and equity affiliates in more than 25 countries. PPG shares are traded on the New York and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.

Additional Information

Financial commentary from William H. Hernandez, senior vice president and chief financial officer, regarding third quarter 2007 results may be heard by telephone at 412-434-2816 until 5 p.m. ET on Friday, October 26. The commentary will also be available on PPG’s Web site (www.ppg.com) at Investor Center, 3rd Qtr Financial Commentary. The commentary may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Investor Center on PPG’s Web site.

Forward-Looking Statements

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company’s current view with respect to future events or objectives and financial or operational performance or results. These matters involve risks and uncertainties as discussed in PPG Industries’ periodic reports on Form 10-K and Form 10-Q, and its current reports on Form 8-K, filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company’s forward-looking statements.

Among these factors are increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, the impact of environmental regulations, unexpected business disruptions and the unpredictability of possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the SEC does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.

Regulation G Reconciliation

PPG Industries believes investors’ understanding of PPG’s operating performance is enhanced by the disclosure of net income and earnings per share adjusted for nonrecurring charges and earnings, which PPG’s management considers useful in providing insight into PPG’s ongoing operating performance, because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis. Net income and earnings per share adjusted for these nonrecurring items are not recognized financial measures determined in accordance with United States generally accepted accounting principles (“GAAP”) and should not be considered a substitute for net income or earnings per share or other financial measures as computed in accordance with GAAP. In addition, net income and earnings per share adjusted for the nonrecurring items may not be comparable to similarly titled measures as reported by other companies. The following is a reconciliation of reported and adjusted net income and earnings per share for the third quarter 2007 and 2006:

Regulation G Reconciliation – Results from Operations
($$ in Millions)
	Continuing		Discontinued		Total Q307
Third Quarter - 2007	$$	EPS	$$	EPS	$$	EPS
Net Income (Loss) as Reported	$215	$1.29	$(24)	$(0.14)	$191	$1.15
Acquisition Related Costs	4	0.03			4	0.03
Asbestos Settlement—Net	3	0.02			3	0.02
Glass Divestiture Charge			11	0.06	11	0.06
Fine Chemicals Divestiture Charge			19	0.11	19	0.11
Adjusted Net Income	$222	$1.34	$6	$0.03	$228	$1.37

Regulation G Reconciliation – Results from Operations
($$ in Millions)
	Continuing		Discontinued		Total Q306
Third Quarter - 2006	$$	EPS	$$	EPS	$$	EPS
Net Income as Reported	$70	$0.42	$20	$0.12	$90	$0.54
Legacy Environmental Charge	106	0.64			106	0.64
Legal Settlements	21	0.12			21	0.12
Asbestos Settlement—Net	4	0.02			4	0.02
Insurance Recovery	(7)	(0.04)			(7)	(0.04)
Adjusted Net Income	$194	$1.16	$20	$0.12	$214	$1.28

PPG INDUSTRIES AND CONSOLIDATED SUBSIDIARIES

CONDENSED STATEMENT OF OPERATIONS (unaudited)

(All amounts in millions except per-share data)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2007	2006	2007	2006
Net sales	$2,823	$2,504	$8,332	$7,361
Cost of sales, exclusive of depreciation and amortization	1,762	1,575	5,241	4,557
Selling and other	622	538	1,816	1,568
Depreciation	82	75	240	221
Interest	22	22	67	63
Amortization	15	13	44	32
Asbestos settlement—net	5	6	22	23
Business restructuring	—	—	—	35
Other—net (Note A)	(20)	174	(49)	140

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	335	101	951	722
Income tax expense	103	14	273	167
Minority interest	17	17	56	52

INCOME FROM CONTINUING OPERATIONS	215	70	622	503
(Loss) income from discontinued operations, net of tax	(24)	20	12	51

NET INCOME (Note B)	$191	$90	$634	$554

Earnings per common share
Income from continuing operations	$1.30	$0.42	$3.77	$3.03
(Loss) income from discontinued operations	$(0.14)	$0.12	$0.08	$0.31

NET INCOME	$1.16	$0.54	$3.85	$3.34

Earnings per common share—assuming dilution
Income from continuing operations	$1.29	$0.42	$3.74	$3.02
(Loss) income from discontinued operations	$(0.14)	$0.12	$0.08	$0.31

NET INCOME	$1.15	$0.54	$3.82	$3.33

Average shares outstanding	164.4	165.7	164.6	165.9

Average shares outstanding—assuming dilution	166.0	166.6	166.0	166.6

Note A:

The three and nine months ended September 30, 2006, included pretax charges of $173 million for estimated environmental remediation costs. The three and nine months ended September 30, 2006, also included pretax charges of $35 million and $42 million, respectively, for legal settlements and pretax income of $11 million and $39 million, respectively for insurance recoveries.

Note B:

The three and nine months ended September 30, 2006, included aftertax charges of $106 million for estimated environmental remediation costs. The three and nine months ended September 30, 2006, also included aftertax charges of $21 million and $26 million, respectively, for legal settlements and aftertax income of $7 million and $24 million, respectively for insurance recoveries.

BALANCE SHEET HIGHLIGHTS (unaudited)

	Sept. 30 2007	Sept. 30 2006
	(millions)
Current assets:
Cash and cash equivalents	$227	$309
Receivables—net	2,497	2,056
Inventories	1,385	1,184
Other	692	607
Assets held for sale	615	660

Total current assets	$5,416	$4,816

Current liabilities:
Short-term debt and current portion of long-term debt	$178	$118
Asbestos settlement	601	561
Accounts payable and accrued liabilities	2,111	1,967
Liabilities of businesses held for sale	142	137

Total current liabilities	$3,032	$2,783

Long-term debt	$1,181	$1,195

BUSINESS SEGMENT INFORMATION (unaudited)

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
	2007	2006	2007	2006
	(millions)
Net sales
Performance and Applied Coatings	$963	$800	$2,792	$2,252
Industrial Coatings	901	811	2,713	2,389
Optical and Specialty Materials	257	230	786	690
Commodity Chemicals	400	371	1,151	1,144
Glass	302	292	890	886

TOTAL	$2,823	$2,504	$8,332	$7,361

Segment income
Performance and Applied Coatings	$140	$131	$420	$380
Industrial Coatings	89	83	293	278
Optical and Specialty Materials	55	53	189	173
Commodity Chemicals	89	77	190	250
Glass	28	25	62	79

TOTAL	401	369	1,154	1,160
Legacy costs (Note A)	(10)	(203)	(34)	(220)
Acquisition related costs (Note B)	(6)	—	(6)	—
Asbestos settlement—net	(5)	(6)	(22)	(23)
Interest—net	(19)	(18)	(58)	(53)
Restructuring	—	—	—	(35)
Unallocated stock based compensation (Note C)	(13)	(10)	(31)	(28)
Other unallocated corporate expense	(13)	(31)	(52)	(79)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	$335	$101	$951	$722

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring. For the three and nine months ended September 30, 2006, these costs included a pretax charge of $165 million for environmental remediation and a charge for the settlement of a legal matter of $23 million. Legacy costs for the nine months ended September 30, 2006, also included pretax earnings of $33 million for insurance recoveries.

Note B:

Represents the flow through costs of sales of the step up to fair value of the inventory acquired in the Barloworld Coatings Australia transaction.

Note C:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.

PRIOR PERIOD INFORMATION (unaudited)

The financial information below presents the sales and earnings of PPG Industries, Inc. and consolidated subsidiaries for the periods indicated after adjustment to reclassify the results of operations of the automotive glass businesses and fine chemicals business to discontinued operations.

	3 Months Ended March 31 2007	3 Months Ended June 30 2007	6 Months Ended June 30 2007
	(millions, except per share data)
Net sales
Performance and Applied Coatings	$855	$974	$1,829
Industrial Coatings	869	943	1,812
Optical and Specialty Materials	251	278	529
Commodity Chemicals	371	380	751
Glass	286	302	588

TOTAL	$2,632	$2,877	$5,509

Segment income
Performance and Applied Coatings	$121	$159	$280
Industrial Coatings	95	109	204
Optical and Specialty Materials	63	71	134
Commodity Chemicals	44	57	101
Glass	6	28	34

TOTAL	329	424	753
Legacy costs (Note A)	(11)	(13)	(24)
Asbestos settlement—net	(9)	(8)	(17)
Interest—net	(19)	(20)	(39)
Unallocated stock based compensation (Note B)	(9)	(9)	(18)
Other unallocated corporate expense	(30)	(9)	(39)

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	251	365	616
Income tax expense	57	113	170
Minority interest	18	21	39

INCOME FROM CONTINUING OPERATIONS	176	231	407
Income from discontinued operations, net of tax	18	18	36

NET INCOME	$194	$249	$443

Earnings per common share
Income from continuing operations	$1.07	$1.40	$2.47
Income from discontinued operations	$0.11	$0.11	$0.22

NET INCOME	$1.18	$1.51	$2.69

Earnings per common share—assuming dilution
Income from continuing operations	$1.06	$1.39	$2.45
Income from discontinued operations	$0.11	$0.11	$0.22

NET INCOME	$1.17	$1.50	$2.67

Note A:

Legacy costs include current costs related to former operations of the Company, including certain environmental remediation, pension and other postretirement benefit costs and certain charges which are considered to be unusual or non-recurring.

Note B:

Unallocated stock based compensation includes the cost of stock options, restricted stock units and contingent share grants which are not allocated to the operating segments.